Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ARCA biopharma, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to the registration statement (No. 333-154839) on Form S-4 of ARCA biopharma, Inc. (formerly known as Nuvelo, Inc. and subsidiary) of our report dated March 15, 2006, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of Nuvelo, Inc. and subsidiary for the year ended December 31, 2005, which report appears in the December 31, 2007 annual report on Form 10-K of Nuvelo, Inc.

/s/ KPMG LLP

San Francisco, California

February 12, 2009